Exhibit 10.1

Limbach Holdings, Inc.
Executive Severance and Change in Control Plan

1.	Purpose. Limbach Holdings, Inc., a Delaware corporation (collectively with its subsidiaries and affiliates, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, or otherwise, the “Company”), hereby adopts the Limbach Holdings, Inc. Executive Severance and Change in Control Plan, effective January 1, 2025 (the “Plan”). The purpose of the Plan is to provide financial support to a select group of senior-level executives of the Company in the period following the termination of their employment, consistent with the values and culture of the Company, and to recognize the valuable contributions made by eligible employees to the Company. The Company further believes that the Plan will help attract and retain highly qualified employees who are essential to its success. Please note that the laws relating to employee benefit plans change frequently and are complex, and if a Plan provision is inconsistent with a law, regulation or ruling, then the Plan Administrator using its powers and authority (including, but not limited to in Section 8 hereof) under the Plan will have the sole right and authority to administer the Plan in accordance with the new law, regulation or ruling, regardless of the terms described herein.[1] Each Covered Executive will be notified of material changes to the Plan in accordance with applicable law. Each Covered Executive should keep a copy of the Plan and the applicable Participation Agreement for his or her records, along with any future materials furnished to such Covered Executive about changes to the Plan.

2.	Definitions. For purposes of the Plan, the following terms will be defined as set forth below:

a.	“Accounting Firm” has the meaning given to such term in Section 5.

b.	“Base Salary” means, as applicable, a Covered Executive’s annual base salary in effect as of the Termination Date, including any salary reductions under Code Sections 132(f), 125, or 401(k), and excluding overtime, bonuses, benefits-in-kind, allowances or other incentives, and any other forms of extra compensation (for example, commissions).

c.	“Board” means the Board of Directors of the Company.

d.	“Bonus Amount” means the higher of (i) a Covered Executive’s annual cash incentive bonus at the target level or its equivalent as determined by the Compensation Committee under any annual incentive plan maintained by the Company and in which the Covered Executive participates for the year in which the termination of his or her employment occurs, or (ii) a Covered Executive’s actual annual cash incentive bonus payout from the prior year, in each case of (i) and (ii) pro-rated for the period of the Covered Executive’s service in any performance period determined by the Compensation Committee. The Compensation Committee will base such determinations on actual performance and using the latest planned forecast during the applicable performance period as though such Covered Executive continued in the employment of the Company. Such Bonus Amount shall be prorated based on the number of days during the applicable performance period that the Covered Executive was employed by the Company, and paid at such time that annual bonuses are paid to active employees of the Company. If actual performance cannot be determined, the Bonus Amount would be determined based on a pro-rated incentive bonus at the target level or its equivalent as determined by the Compensation Committee. For the avoidance of doubt, should the Covered Executive’s Termination Date occur after the completion of any performance period for an annual cash incentive bonus but before the payout of such annual cash incentive bonus the Covered Executive will also be paid such annual cash incentive bonus based on actual performance at such time that annual bonuses are paid to active employees of the Company.

e.	“Cause” means (i) the refusal or neglect of the Covered Executive to perform substantially his or her employment related duties, (ii) the Covered Executive’s personal dishonesty, incompetence, willful misconduct or breach of fiduciary duty, (iii) the Covered Executive’s indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony or his or her willful violation of any applicable law (other than a traffic violation or other offense or violation outside of the course of employment which in no way adversely affects the Company and its Subsidiaries or their reputation or the ability of the Covered Executive to perform his or her employment related duties or to represent the Company or any Subsidiary of the Company that employs such Covered Executive), (iv) the Covered Executive’s failure to reasonably cooperate, following a request to do so by the Company, in any internal or governmental investigation of the Company or any of its Subsidiaries or (v) the Covered Executive’s material breach of any written covenant or agreement with the Company or any of its Subsidiaries not to disclose any information pertaining to the Company or such Subsidiary or not to compete or interfere with the Company or such Subsidiary.

f.	“Change in Control” has the meaning given to such term in the Omnibus Plan (as defined herein).

g.	“Change in Control Period” means the three (3) months prior to, and the twelve (12) months following the consummation of a Change in Control of the Company.

h.	“Chief Executive Officer” means the Chief Executive Officer of the Company.

i.	“CIC Qualifying Termination” means the involuntary termination of a Covered Executive’s employment by the Company without Cause or a voluntary resignation by a Covered Executive for Good Reason, in either case, during the Change in Control Period.

j.	“CIC Severance” has the meaning given to such term in Section 4.b

k.	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

l.	“COBRA Continuation Payment” has the meaning given to such term in Section 4.h.i.

m.	“Code” means the Internal Revenue Code of 1986, as amended.

n.	“Company” has the meaning given to such term in Section 1.

o.	“Compensation Committee” means the Compensation Committee of the Board.

p.	“Covered Executive” means a salaried employee of the Company who is eligible to receive benefits pursuant to Section 3 of the Plan and who has timely and properly executed and delivered a Participation Agreement to the Company. No employee of the Company who is a party to any other individual agreement or arrangement that provides for severance payments or benefits other than pursuant to the Plan will be considered a Covered Executive and will be excluded from coverage under the Plan, unless otherwise explicitly provided in a written agreement with the Company.

q.	“Disability” shall have the meaning assigned to such term in any individual employment or severance agreement or Award Agreement with the Covered Executive or, if no such agreement exists or the agreement does not define “Disability,” Disability means, with respect to any Covered Executive, that such Covered Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or an Affiliate thereof.

r.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

s.	“Excise Tax” has the meaning given to such term in Section 5.

t.	“Good Reason” means the occurrence of one or more of the following: without a Covered Executive’s written consent: (i) a material reduction in the Covered Executive’s then-current Base Salary or Target Bonus; (ii) a material diminution in the Covered Executive’s authorities, duties, or responsibilities, or the assignment to the Covered Executive of duties inconsistent with the Covered Executive’s then-current authorities, duties or responsibilities; (iii) the Company’s requiring the Covered Executive to be based at an office location which is at least fifty (50) miles from his or her then-current office location and which materially increases such Covered Executive’s travel time from his or her then-current residence; or (iv) failure of any successor of the Company to expressly assume the Plan; provided, that the Covered Executive may not rely on any particular action or event as a basis for terminating his or her employment due to Good Reason unless he or she delivers a notice based on that action or event within ninety (90) days after its occurrence and the Company has failed to correct the circumstances cited by the Covered Executive as constituting Good Reason within thirty (30) days of receiving such notice, and the Covered Executive terminates employment within sixty (60) days following the last date on which the Company was permitted to correct the circumstances cited by the Covered Executive as constituting Good Reason. However, no event shall be considered to constitute Good Reason if the Covered Executive is offered comparable employment with respect to his or her position without giving effect to the events allegedly constituting Good Reason, by the Company or any Affiliate of the Company, regardless of whether the Covered Executive accepts such offer of employment. For the avoidance of doubt, if the Company corrects the circumstances cited by the Covered Executive as constituting Good Reason during the cure period noted above then the Covered Executive shall not be eligible to claim Good Reason termination. An action or event shall only constitute Good Reason for purposes of this Plan if such action or event constitutes good reason within the meaning of Treas. Reg. § 1.409A-1(n)(2).

u.	“Non-CIC Severance” has the meaning given to such term in Section 4.a.

v.	“Non-CIC Qualifying Termination” means the involuntary termination of a Covered Executive’s employment by the Company without Cause or a voluntary resignation by a Covered Executive for Good Reason, in either case, outside of the Change in Control Period.

w.	“Omnibus Plan” means the Limbach Holdings, Inc. Amended and Restated Omnibus Incentive Plan, as may be amended from time to time, or any successor plan thereto.

x.	“Participation Agreement” means the individual agreement provided by the Plan Administrator to a Covered Executive, substantially in the form attached hereto as Exhibit A, which acknowledges the Covered Executive’s participation in the Plan and which has been signed and accepted by the Covered Executive.

y.	“Plan” has the meaning given to such term in Section 1.

z.	“Plan Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board or its delegate, or any person to whom the Plan Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 8.a, but only to the extent of such delegation.

aa.	“Senior Leadership Team” means a Covered Executive designated as a Senior Leadership Team Covered Executive by the Compensation Committee.

bb.	“Severance” means, individually or collectively (as the context requires), the CIC Severance and the Non-CIC Severance.

cc.	“Target Bonus” means the Covered Executive’s target annual bonus, if any, under the applicable annual incentive compensation plan of the Company for the fiscal year in which the Termination Date occurs.

dd.	“Termination Date” means the effective date of a Covered Executive’s termination of employment with the Company.

ee.	“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act or any state or local “pay in lieu of notice” law or regulation.

3.	Eligibility for Severance Benefits.

a.	Right to Severance Benefits. Except as otherwise provided herein, a Covered Executive will be eligible to receive the Severance described in Section 4 in the event of a Non-CIC Qualifying Termination or a CIC Qualifying Termination. Whether a termination is for Cause shall be determined by the Company in its sole discretion, and such interpretation shall be conclusive and binding on all parties. Nothing in this Section 3 is to be construed as modifying or altering an employee’s employment-at-will status.

b.	Ineligibility for Severance Benefits. Notwithstanding any other provision of the Plan to the contrary, an employee will not be eligible for Severance under the Plan in connection with any of the following:

i.	voluntary resignation without Good Reason or voluntary retirement;

ii.	death or Disability;

iii.	involuntary termination for Cause;

iv.	loss of status as a Covered Executive eligible for Severance under the Plan prior to the Termination Date;

In addition, an employee will not be eligible for Severance under this Plan if, at the time of termination of employment, he or she is receiving disability payments under a Company sponsored disability plan or program or is on leave and would otherwise have been terminated, and the reason for such termination would have entitled him or her to Severance hereunder unless and until the cessation of such disability payments or leave.

4.	Severance Benefits. A Covered Executive shall be eligible to receive the benefits described in this Section 4 only if he or she meets the eligibility criteria for Severance described in Section 3 and has signed a Participation Agreement under the Plan.

Note: Nothing in this Section 4, the Plan, a Participation Agreement, an employment agreement or an offer letter from the Company shall entitle a Covered Executive to receive duplicate benefits in connection with a termination of employment. For example, in no event will a Covered Executive be eligible for benefits under both this Plan and an employment agreement between a Covered Executive and the Company. The obligation of the Company to make payments or provide benefits hereunder is expressly conditioned upon the Covered Executive not receiving duplicate payments.

a.	Non-CIC Severance. In the event of a Non-CIC Qualifying Termination (and to the extent the Covered Executive satisfies the eligibility requirements set forth in Section 3), a Covered Executive will receive the following payments, subject to the terms and conditions of the Plan (including the requirement that the Covered Executive execute a Separation Agreement and General Release of Claims, as described in Section 4.i.i herein):

Employment Level	Cash Severance	COBRA Continuation Payment
Chief Executive Officer & Senior Leadership Team	1x Base Salary plus Bonus Amount	12 months

The Cash Severance and the COBRA Continuation Payment set forth above, plus the bonus award treatment described below in Section 4.c, are collectively referred to herein as the “Non-CIC Severance.”

b.	CIC Severance. In the event of a CIC Qualifying Termination (and to the extent the Covered Executive satisfies the eligibility requirements set forth in Section 3, a Covered Executive will receive the following payments, subject to the terms and conditions of the Plan (including the requirement that the Covered Executive execute a Separation Agreement and General Release of Claims, as described in Section 4.i.i herein):

Employment Level	Cash Severance	COBRA Continuation Payment
Chief Executive Officer	3x Base Salary plus Bonus Amount	36 months
Senior Leadership Team	2x Base Salary plus Bonus Amount	24 months

The Cash Severance and the COBRA Continuation Payment set forth above, plus the bonus and equity award treatment described below in Sections 4.c and 4.d, respectively, are collectively referred to herein as the “CIC Severance.”

c.	Treatment of Bonus Amount in Year of Termination (Non-CIC Qualifying Termination and CIC Qualifying Termination). If a Covered Executive experiences a Non-CIC Qualifying Termination or CIC Qualifying Termination and on the Termination Date was eligible to earn a performance-based annual cash incentive bonus pursuant to any Company plan or other agreement or arrangement with the Company in respect of the fiscal year in which the Termination Date occurs, the Covered Executive shall receive a payment equal to the Bonus Amount.

d.	Treatment of Outstanding Equity Awards (CIC Qualifying Termination Only). Subject to the terms and conditions of the Plan (including the requirement that the Covered Executive execute a Separation Agreement and General Release of Claims, as described in Section 4.i.i herein), in the event of a CIC Qualifying Termination only, (i) notwithstanding anything to the contrary in the Omnibus Plan or the applicable award agreements thereunder, any outstanding and unvested time-vesting awards held by the Covered Executive under the Omnibus Plan will automatically vest in full as of the Termination Date, and (ii) any outstanding performance-vesting awards held by the Covered Executive under the Omnibus Plan will vest based on the Company’s latest planned forecast during the applicable performance period as though such Covered Executive continued in the employment of the Company during the applicable performance period (i.e., the latest planned forecast for the applicable performance period will be used to determine vesting for such awards).

e.	Certain Reductions. The amount of a Covered Executive’s Severance may be reduced by any amount that he or she owes to the Company (such as cash advances, outstanding loans, applicable relocation and education assistance reimbursements, etc.).

f.	Offset for WARN Act Payments. Severance under the Plan may be subject to reduction as described below in connection with certain payments a Covered Executive may be entitled to receive pursuant to any federal, state or local plant-closing or mass layoff law (or similar or analogous) law, including, without limitation, any WARN Act. If a Covered Executive is entitled to payment of base pay for any portion of a WARN Act notice period during which he or she is not required to work, then any Severance hereunder may be reduced by the amount of such payments.

g.	How the Severance Payments Are Paid Any Cash Severance under the Plan shall be payable as follows: (i) in the event of a Non-CIC Qualifying Termination, in substantially equal installments over the number of months specified in the calculation thereof in Section 4.a following the Covered Executive’s employment termination date, in accordance with the Company’s standard payroll payment schedule; provided, that no portion of the Cash Severance will be payable or paid prior to the execution of, or, if applicable, the end of the revocation period for, the Separation Agreement and General Release of Claims, or (ii) in the event of a CIC Qualifying Termination, in a lump sum as soon as reasonably practicable following the execution of, if applicable, at the end of the revocation period for, the Separation Agreement and General Release of Claims.

h.	COBRA Continuation Payment and Other Benefits. Upon a termination of employment, a Covered Executive is not considered an employee of the Company for any purpose, including eligibility under any employee benefit plan. However, as noted in Sections 4.a and 4.b, to the extent that a Covered Executive is eligible therefor, the Severance will include a COBRA Continuation Payment.

i.	COBRA Continuation Payment. If a Covered Executive was enrolled in a Company health plan on the Termination Date, the Covered Executive will be provided with a lump-sum payment equal to the total cost of the employee’s portion of monthly premiums associated with coverage under COBRA for the total number of months specified in the calculation of his or her Cash Severance (“COBRA Continuation Payment”). For the avoidance of doubt, the COBRA Continuation Payment is a component of the Severance and is only payable if the Covered Executive timely executes and does not revoke the Separation Agreement and General Release. It is payable as soon as reasonably practicable following the execution of, or, if applicable, the end of the revocation period for, the Separation Agreement and General Release of Claims.

ii.	Other Benefits. Payments relating to a Covered Executive’s accrued and unused PTO days will be determined in accordance with applicable law and the applicable Company plans, programs and/or policies.

The Plan Administrator may, in its sole discretion, provide for such other severance benefits as may be expressly communicated in a Covered Executive’s Separation Agreement and General Release of Claims under the Plan, subject to any conditions or limitations as may be determined by the Plan Administrator and subject to the provisions of Section 4.

All other employee benefit plan coverage, and eligibility to participate in the Company’s employee benefit plans, will end as of the Termination Date.

i.	Other Provisions Affecting Severance Benefits.

i.	Separation Agreement and General Release of Claims. The obligation of the Company to pay Severance to a Covered Executive (including any COBRA Continuation Payments and, if applicable, accelerated vesting of any equity awards) is expressly conditioned upon the Covered Executive timely executing and complying with the provisions of a Separation Agreement and General Release of Claims in a form that will be provided by the Company. To be eligible to receive Severance offered under this Plan, a Covered Executive must execute and return a Separation Agreement and General Release of Claims during the requisite time period, and if applicable, must not have revoked his or her acceptance to the terms of the Separation Agreement and General Release of Claims. If a Covered Executive violates any of the provisions of the Separation Agreement and General Release of Claims, he or she may forfeit eligibility to receive any further Severance under the Plan, and the Company may recover a portion of the Severance already paid. If the Severance constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A(d)(1) and the period to consider the Separation Agreement and General Release of Claims and, if applicable, to revoke the Separation Agreement and General Release of Claims plus the first regular payroll date thereafter spans two calendar years, then no portion of the Severance, including any COBRA Continuation Payment, shall be paid until the Company’s first payroll payment date in the year following the year in which the termination of employment occurs, and any amount that is not paid prior to such date due to such restriction shall be paid (subject to the applicable conditions) along with the installment scheduled to be paid on that date.

ii.	No Mitigation. A Covered Executive will not be required to mitigate the amount of any benefits provided for in the Plan by seeking other employment and no such benefits shall be offset or reduced by the amount of any compensation or benefits provided to him or her in any subsequent employment, except as provided herein.

iii.	Cessation and Repayment of Severance Benefits. All payments and benefits under the Plan shall cease immediately and be subject to repayment under any of the following circumstances:

1.	Covered Executive is rehired by the Company or hired by one of its affiliates in a position commensurate with his or her experience and training within six (6) months of the date that he or she becomes eligible for Severance;

2.	upon discovery by the Company within the three (3) months following the termination of a Covered Executive’s employment that while working as an employee of the Company, he or she engaged in a criminal act or any other activity that would have constituted Cause and would have resulted in the Covered Executive being ineligible for benefits under Section 3; or

3.	upon discovery by the Company that the Covered Executive has violated confidentiality or other covenants to which he or she may be subject.

4.	Covered Executive’s Severance becomes subject to recoupment, clawback or similar right of the Company under any clawback policy of the Company or any rule or regulation that requires the Covered Executive’s Severance to be clawedback or to cease being provided.

5.	Code Section 280G. If any payment or benefit received or to be received by a Covered Executive (including any payment or benefit received pursuant to this Plan or otherwise) would be, in whole or in part, subject to the excise tax imposed by Code Section 4999, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the payments or benefits provided under this Plan or any other agreement pursuant to which he or she receives payments that give rise to the Excise Tax will either be (a) paid in full, or (b) reduced to the extent necessary to make such payments and benefits not subject to such Excise Tax. The Company will reduce or eliminate the payments in the following order of priority in a manner consistent with Code Section 409A: (i) first by reducing cash compensation, (ii) next, from equity compensation, and then (iii) pro rata among all remaining payments and benefits, in each case, in reverse order beginning with payments that are to be paid the farthest in time from the determination. The Covered Executive will receive the greater, on an after-tax basis, of (a) or (b). In no event will the Company be required to gross up any payment or benefit to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax. Unless the Covered Executive and the Company otherwise agree in writing, any parachute payment calculation will be made in writing by the Accounting Firm, whose calculations will be conclusive and binding upon the Covered Executive and the Company for all purposes. The Covered Executive and the Company will furnish to the Accounting Firm such information and documents as they may reasonably request in order to make a parachute payment determination. The Accounting Firm also will provide its calculations, together with detailed supporting documentation, both to the Covered Executive and the Company, before making any payments that may be subject to the Excise Tax. For purposes of the Plan, “Accounting Firm” means the then-current independent auditors of the Company if they are eligible to undertake such work based on the rules and regulations that govern such auditors, or such other nationally recognized certified public accounting firm as may be designated by the Company.

6.	The Company, by action of the Plan Administrator, reserves the right, in its sole discretion, to terminate the Plan or amend the Plan or any Participation Agreement, in whole or in part, at any time; provided that, without a Covered Executive’s written consent, (i) no amendment or termination of the Plan or any Participation Agreement shall adversely affect the rights of any Covered Executive who has incurred a Non-CIC Qualifying Termination or CIC Qualifying Termination, and (ii) no amendment or termination of the Plan shall occur once the Change in Control Period has begun, if such amendment or termination would reduce or alter to the detriment of a Covered Employee the benefits payable, or potentially payable, hereunder or impair a Covered Executive’s eligibility under the Plan.

a.	Employment Status. The Plan does not constitute a contract of employment, and nothing in the Plan provides or may be construed to provide that participation in the Plan is a guarantee of continued employment.

b.	Withholding of Taxes. The Company shall withhold from any amounts payable under the Plan all federal, state, local or other taxes that are legally required to be withheld.

c.	No Effect on Other Benefits. Except as specially set forth herein, neither the provisions of this Plan nor the payments and benefits provided for hereunder shall reduce any amounts otherwise payable to a Covered Executive under any incentive, retirement, group insurance or other employee benefit plan. The Company and its affiliates reserve the right to terminate, amend, modify, suspend, or discontinue any other plan, program or arrangement of the Company or its affiliates in accordance with such, plan, program and arrangement and applicable law.

d.	Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any ruling of invalidity or unenforceability in one jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

e.	Unfunded Obligation. All payments and benefits under the Plan shall constitute unfunded obligations of the Company. All payments and benefits under this Plan shall be provided, as due, from the general funds of the Company. The Plan shall constitute solely an unsecured promise by the Company to provide such benefits to each Covered Executive to the extent provided herein.

f.	Governing Law. This Plan is intended to constitute an unfunded “employee welfare benefit plan” maintained for the purpose of providing severance benefits and a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company. The Plan is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under ERISA Section 3(2). The Plan, each Participation Agreement and all rights hereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Delaware (unless a Covered Executive’s Participation Agreement provides that the laws of a different state will govern with respect to such Covered Executive).

g.	Code Section 409A. To the fullest extent possible, amounts and other benefits payable under the Plan are intended to be exempt from the definition of “nonqualified deferred compensation” under Code Section 409A in accordance with one or more exemptions available under the final Treasury Regulations promulgated under Code Section 409A. To the extent that any amount or benefit is or becomes subject to Code Section 409A, this Plan is intended to comply with the applicable requirements of Code Section 409A with respect to such amount or benefit so as to avoid the imposition of taxes and penalties. This Plan shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statements of intent.

The Plan Administrator, in its sole discretion, may modify the timing of payments and benefits hereunder for the sole purpose of exempting said payments and benefits from Code Section 409A. To the extent that any payment or benefit hereunder is modified in order to comply with Code Section 409A or is exempted from Code Section 409A, such modification or exemption shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to a Covered Executive and the Company of the applicable payment or benefit without violating the provisions of Code Section 409A. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on a Covered Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

If a Covered Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of his or her Termination Date, such Covered Executive will not be entitled to any payment or benefit pursuant to the Plan that constitutes nonqualified deferred compensation for purposes of Code Section 409A and that is payable upon a separation from service (within the meaning of Code Section 409A) until the earlier of (A) the date which is six (6) months after his or her separation from service for any reason other than death, or (B) the date of his or her death. This paragraph will only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to a Covered Executive upon or in the six (6) month period following the Covered Executive’s separation from service that are not so paid by reason of this Section 7.g will be paid (without interest) as soon as practicable (and in any event within thirty (30) calendar days) after the date that is six (6) months after his or her separation from service (provided, that in the event of his or her death after such separation from service but prior to payment, then such payment will be made as soon as practicable, and in all events within thirty (30) calendar days, after the date of his or her death).

For purposes of Code Section 409A, a Covered Executive’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate and distinct payments and any and all exceptions to the definition of “deferred of compensation” under Treas. Reg. § 1.409A-1(b) shall be applied separately to each payment to the maximum extent permitted by law. Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

8.	Plan Administration and Benefit Claims.

a.	Plan Administrator. The administration of the Plan is the responsibility of the Plan Administrator. The Plan Administrator has the discretionary authority and responsibility for, among other things, determining eligibility for benefits, adopting such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan, and construing and interpreting the terms of the Plan. In addition, the Plan Administrator has the authority, at its discretion, to delegate its responsibility to others. Any decision made or other action taken by the Plan Administrator with respect to the Plan, and any interpretation (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision)by the Plan Administrator of any term or condition of the Plan, or any related document (including, without limitation, any Participation Agreement), will be conclusive and binding on all persons, including, without limitation, the Company and each Covered Executive, and will be given the maximum deference afforded by law. The chart in Section 9 contains contact information for the Plan Administrator.

b.	Claims for Benefits. If a Covered Executive believes that he or she is entitled to benefits under the Plan, he or she may contact the Plan Administrator in writing at the address provided in the chart in Section 9. All initial claims for benefits under the Plan must be made prior to the first anniversary of the Termination Date giving rise to such benefits. For purposes of this Section 8.b, any action required or authorized to be taken by a Covered Executive may be taken by his or her authorized representative. The claims review procedures are as follows.

A Covered Executive will be notified in writing if he or she is denied benefits under the Plan, in full or in part, within ninety (90) days after the receipt of his or her claim (which period may be extended to one hundred eighty (180) days if circumstances require). This notice will include the reasons for the denial, the specific provision(s) of the Plan on which the denial is based, a description of any additional information needed to perfect the claim (and why such information is required), and an explanation of the Plan’s claims review procedure. If an extension of time is required for the review, the Covered Executive will receive notice of the reason for the extension within the initial ninety (90) day period and a date by which he or she can expect a decision.

If a Covered Executive’s claim for benefits under the Plan is denied in full or in part, he or she may appeal the decision. To appeal a decision, the Covered Executive must submit a written request for an appeal to the Plan Administrator through the U.S. Postal Service or other courier service within sixty (60) days after he or she receives notice of the denial of his or her claim. The appeal may include information or other documentation in support of his or her claim. A Covered Executive is entitled to review all Plan documents and other relevant information related to his or her claim in preparing his or her appeal (and such materials shall be provided to the Covered Executive free of charge upon request). A Covered Executive may have an authorized person represent him or her during the appeal process. Any documents or records that support the Covered Executive’s position must be submitted with his or her appeal letter.

A Covered Executive’s appeal will be reviewed, taking into account all comments, documents, records and other information submitted that relates to his or her claim without regard to whether such information was submitted or considered in the initial determination. The review of a Covered Executive’s appeal will not afford deference to the initial claim determination and will not be conducted by the same person or body that conducted the initial claim determination (or by a subordinate of that person or body). A Covered Executive will receive written notice of the decision within sixty (60) days (which may be extended to one hundred twenty (120) days if circumstances require). This notice will include the reasons for the denial, the specific provision(s) of the Plan on which the denial is based, a statement that the Covered Executive is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to his or her claim and a statement of his or her right to bring an action under ERISA Section 502(a). If an extension of time is required for the review, a Covered Executive will receive notice of the reason for the extension within the initial sixty (60) day period and a date by which he or she can expect a decision.

Any decision on appeal shall be final, conclusive and binding upon all parties. It is the intent of the Plan sponsor that the standard of review applied by a court of law or a professional arbitrator to any challenge to a denial of benefits on final appeal under these procedures shall be an arbitrary and capricious standard and not a de novo review.

c.	Legal Action. A Covered Executive may not bring a lawsuit to recover benefits under the Plan until he or she has exhausted the internal administrative process described above. No legal action may be commenced at all unless commenced no later than one (1) year following the issuance of a final decision on the claim for benefits, or the expiration of the appeal decision period if no decision is issued. This one (1) year statute of limitations on suits for all benefits shall apply in any forum where a Covered Executive may initiate such a suit.

9.	Assistance with Questions. If a Covered Executive has any questions about the Plan, he or she should contact the Plan Administrator.

10.	Other Administrative Information.

Name of Plan	Limbach Holdings, Inc. Executive Severance and Change in Control Plan
Type of Plan	Employee welfare benefit plan
Plan Records	Kept on a calendar-year basis
Plan Year	January 1 – December 31
Plan Funding	The Company provides severance benefits from general assets.
Plan Sponsor	Limbach Holdings, Inc. Email:
Plan Sponsor’s EIN
Plan Number
Plan Administrator and Named Fiduciary	Limbach Holdings, Inc. Attention: Plan Administrator of the Limbach Holdings, Inc. Executive Severance and Change in Control Plan Email:
Agent for Service of Legal Process on the Plan	Service of legal process on the Plan may be made upon the Plan Administrator at the address and phone number provided above.
Trustee	Not applicable
Insurance Company	Not applicable

Exhibit A
Limbach Holdings, Inc.
Executive Severance and Change in Control Plan

Form of Participation Agreement (Senior Leadership Team)

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (“you” or “Covered Executive”) and Limbach Holdings, Inc. (the “Company”) pursuant to the Limbach Holdings, Inc. Executive Severance and Change in Control Plan (the “Plan”). Any capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Plan.

You have been designated as a Covered Executive for purposes of the Plan. A copy of the Plan is attached hereto, the terms and conditions of which are incorporated by reference herein. Pursuant to the Plan, you are eligible to receive the following severance payments and benefits in connection with a Non-CIC Qualifying Termination or CIC Qualifying Termination, subject to the terms and conditions of the Plan.

Non-CIC Qualifying Termination

If you experience a Non-CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•	Cash Severance: You will receive Cash Severance equal to the sum of (i) 1x your Base Salary and (ii) your Bonus Amount, payable as set forth in the Plan.

•	COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of twelve (12) months of premiums associated with coverage under COBRA, as more fully set forth in the Plan.

CIC Qualifying Termination

If you experience a CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•	Cash Severance: You will receive Cash Severance equal to the sum of (i) 2x your Base Salary and (ii) your Bonus Amount, payable as set forth in the Plan.

•	COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of twenty-four (24) months of premiums associated with coverage under COBRA, as more fully set forth in the Plan.

•	Equity Awards: Subject to the Plan, any outstanding and unvested time-vesting awards held by you under the Omnibus Plan will automatically vest in full as of your Termination Date, and any outstanding performance-vesting awards held by you under the Omnibus Plan will vest based on the Company’s latest planned forecast during the applicable performance period as though you continued in the employment of the Company during the applicable performance period (i.e., the latest planned forecast for the applicable performance period will be used to determine vesting for such awards).

Non-Duplication of Payments or Benefits

If (i) you experience a Non-CIC Qualifying Termination prior to a Change in Control that qualifies you for Non-CIC Severance under the Plan and this Agreement and (ii) a Change in Control occurs within the three (3) month period thereafter that would qualify you for CIC Severance under the Plan and this Agreement, then you will cease receiving any further payments or benefits under the Plan and this Agreement in connection with the Non-CIC Qualifying Termination, and the CIC Severance otherwise payable on a CIC Qualifying Termination will be offset by the corresponding payments or benefits already paid under this Agreement upon a Non-CIC Qualifying Termination.

Other Provisions

You agree that the Plan and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement (as to time-vesting and performance-vesting awards) entered into between you and the Company. In the event of any conflict between this Agreement and the Plan, the Plan shall control, unless otherwise expressly provided herein. For the avoidance of doubt, any rights or remedies that you may have related to the acceleration of vesting of any equity award agreement upon the occurrence of death, Disability, retirement and/or a reduction in force are not impacted by this paragraph.

Notwithstanding Section 6.F of the Plan, with respect to your participation therein and any benefits provided to you thereunder, the Plan, this Agreement and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Delaware.

Section 8 of the Plan is hereby incorporated by reference and the powers and rights of the Plan Administrator under the Plan will control any interpretation (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision) by the Plan Administrator of any term or condition of this Agreement, or any related document, and will be conclusive and binding on all persons, including, without limitation, the Company and you, and will be given the maximum deference afforded by law.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Agreement and the Plan and you acknowledge and agree to its terms; and (3) decisions and determinations made by the Plan Administrator under the Plan will be final and binding on you and your successors. This Agreement will be effective as of the last date set forth below.

Limbach Holdings, Inc.	COVERED EXECUTIVE
By:
Its	Date:

Form of Participation Agreement (Chief Executive Officer)

This Participation Agreement (this “Agreement”) is made and entered into by and between [●] (“you” or the “Covered Executive”) and Limbach Holdings, Inc. (the “Company”) pursuant to the Limbach Holdings, Inc. Executive Severance and Change in Control Plan (the “Plan”). Any capitalized terms used in this Agreement but not defined herein shall have the meanings given to such terms in the Plan.

You have been designated as a Covered Executive for purposes of the Plan. A copy of the Plan is attached hereto, the terms and conditions of which are incorporated by reference herein. Pursuant to the Plan, you are eligible to receive the following severance payments and benefits in connection with a Non-CIC Qualifying Termination or CIC Qualifying Termination, subject to the terms and conditions of the Plan.

Non-CIC Qualifying Termination

If you experience a Non-CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•	Cash Severance: You will receive Cash Severance equal to the sum of (i) 1x your Base Salary and (ii) your Bonus Amount, payable as set forth in the Plan.

•	COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of twelve (12) months of premiums associated with coverage under COBRA as more fully set forth in the Plan.

CIC Qualifying Termination

If you experience a CIC Qualifying Termination and are otherwise eligible to receive benefits under the Plan, you will receive the following, subject to the terms and conditions of the Plan (including, without limitation, the requirement that you timely execute, and do not revoke, a Separation Agreement and Release of Claims):

•	Cash Severance: You will receive Cash Severance equal to the sum of (i) 3x your Base Salary and (ii) your Bonus Amount, payable as set forth in the Plan.

•	COBRA Continuation Payment: If you were enrolled in a Company health plan on the Termination Date, you will receive a COBRA Continuation Payment representing the cost of thirty-six (36) months of premiums associated with coverage under COBRA as more fully set forth in the Plan.

•	Equity Awards: Subject to the Plan, any outstanding and unvested time-vesting awards held by you under the Omnibus Plan will automatically vest in full as of your Termination Date, and any outstanding performance-vesting awards held by you under the Omnibus Plan will vest based on the Company’s latest planned forecast during the applicable performance period as though you continued in the employment of the Company during the applicable performance period (i.e., the latest planned forecast for the applicable performance period will be used to determine vesting for such awards).

Non-Duplication of Payments or Benefits

If (i) you experience a Non-CIC Qualifying Termination prior to a Change in Control that qualifies you for Non-CIC Severance under the Plan and this Agreement and (ii) a Change in Control occurs within the three (3) month period thereafter that would qualify you for CIC Severance under the Plan and this Agreement, then you will cease receiving any further payments or benefits under the Plan and this Agreement in connection with the Non-CIC Qualifying Termination, and the CIC Severance otherwise payable on a CIC Qualifying Termination will be offset by the corresponding payments or benefits already paid under this Agreement upon a Non-CIC Qualifying Termination.

Other Provisions

You agree that the Plan and this Agreement constitute the entire agreement of the parties hereto and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties, and will specifically supersede any severance and/or change of control provisions of any offer letter, employment agreement, or equity award agreement (as to time-vesting and performance-vesting awards) entered into between you and the Company. In the event of any conflict between this Agreement and the Plan, the Plan shall control, unless otherwise expressly provided herein. For the avoidance of doubt, any rights or remedies that you may have related to the acceleration of vesting of any equity award agreement upon the occurrence of death, Disability, retirement and/or a reduction in force are not impacted by this paragraph.

Notwithstanding Section 6.F of the Plan, with respect to your participation therein and any benefits provided to you thereunder, the Plan, this Agreement and all rights thereunder shall be governed and construed in accordance with ERISA and, to the extent not preempted by Federal law, with the laws of the State of Delaware.

Section 8 of the Plan is hereby incorporated by reference and the powers and rights of the Plan Administrator under the Plan will control any interpretation (including, without limitation, the power to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision) by the Plan Administrator of any term or condition of this Agreement, or any related document, and will be conclusive and binding on all persons, including, without limitation, the Company and you, and will be given the maximum deference afforded by law.

This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Agreement and the Plan and you acknowledge and agree to its terms; and (3) decisions and determinations made by the Plan Administrator under the Plan will be final and binding on you and your successors. This Agreement will be effective as of the last date set forth below.

Limbach Holdings, Inc.	COVERED EXECUTIVE
By:
Its	Date: